Exhibit 99.1

Republic Bancorp, Inc. Increases its Common Stock Cash Dividends for the 16th Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 20, 2015--Republic Bancorp, Inc. (“Republic”) (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, today announced a 6% increase in the Company’s second quarter cash dividends. The cash dividend of $0.198 per share of Class A Common Stock and $0.18 per share on Class B Common Stock will be payable July 17, 2015 to shareholders of record as of June 19, 2015. The increased cash dividend results in an annualized dividend yield for the Class A Common stock of 3.28% based upon the closing price on May 19, 2015.

“Today marks 16 years of consecutive dividend increases on Republic’s Common Stock. I am thrilled that our tremendous success over these years has allowed us to provide increasing returns to our valued shareholders. With great optimism, we look forward to the road ahead and our ability to continue to increase our shareholders’ long-term returns far into the future,” commented Steve Trager, Chairman and CEO for Republic.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 40 banking centers: 32 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany; two banking centers in Florida – Port Richey and Temple Terrace; two banking centers in Tennessee – Cool Springs (Franklin) and Green Hills (Nashville); and one banking center in Blue Ash (Cincinnati), Ohio. The Bank offers internet banking at www.republicbank.com. The Company has $4.0 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here SM.

CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
Chairman and CEO